Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2023 RESULTS

Second Quarter Results

•	Total revenues of $25.4 million, an 8% year-over-year decrease
•	Net loss of $(32.2) million and loss per share of $(13.02), compared to a net loss of $(5.5) million and a loss per share of $(2.25) in the same quarter of 2022
•	Adjusted net loss of $(6.2) million and adjusted loss per share of $(2.50), compared to an adjusted net loss of $(5.1) million and adjusted loss per share of $(2.09)
•	Adjusted EBITDA of $(2.2) million, a decrease of $(0.3) million from the second quarter of 2022
•	$13.7 million in cash and $8.8 million of total debt as of June 30, 2023

HOUSTON, July 31, 2023 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended June 30, 2023.

Financial Review

Total revenues were $25.4 million for the quarter ended June 30, 2023, which was a decrease of 8% compared to the second quarter of 2022.  This decrease reflects lower U.S. product sales and services revenues and lower international services revenues, offset by increases in Canadian product sales and services revenues. Despite the average rig counts remaining relatively stable for the quarters ending June 30, 2023 and 2022, and some favorable pricing for our offerings, the sales of our products in the United States were particularly affected by lower commodity prices, especially natural gas, which had a negative impact on customer activity levels. Improved sales in Canada for the same period were tempered by the effect of the Canadian wildfires in 2023.

Compared to the first quarter of 2023, total revenues decreased by 42%, with decreases of 53% and 17% in Canada and the United States, primarily related to the normal seasonal decline in Canada during the second quarter due to the spring break-up, and, to a lesser extent, a declining rig count and lower commodity pricing in the United States, which contributed to a decline in activity levels for some of our customers during the quarter. These sequential revenue decreases were partially offset by an increase of 8% in the international markets.

Gross profit, defined as total revenues less total cost of sales exclusive of depreciation and amortization, for the second quarter of 2023 was $8.5 million, or 33% of total revenues, compared to $8.9 million, or 33% of total revenues, for the second quarter of 2022.  While we experienced a decline in our revenues, we maintained our gross profit percentage primarily due to improved pricing for our products and services. This pricing improvement was offset by lower product sales volumes, ongoing inflationary pressures, leading to increased operating costs, and certain expenses associated with consolidations undertaken in June 2023 of our tracer diagnostics business operations and Repeat Precision’s manufacturing operations in Mexico.

Despite the declines in our second quarter and sequential revenues, our revenues for the first half of 2023 of $68.9 million increased by 4% compared to the first half of 2022 primarily due to higher product sales in Canada. Also, our gross profit percentage for the first half of 2023 improved to 39%, up from 36% for the same period one year ago.

Selling, general and administrative (“SG&A”) expenses totaled $14.5 million for the second quarter of 2023, an increase of $0.7 million compared to the same period in 2022. This increase in expense reflects higher compensation and benefit costs primarily associated with salary increases implemented during the first quarter of 2023 and increased headcount, as well as a severance charge associated with our consolidation efforts noted above and an increase in software expense. These increases were partially offset by lower professional fees.

Net loss was $(32.2) million, or $(13.02) per share, for the quarter ended June 30, 2023.  Our net loss for the second quarter of 2023 was significantly impacted by a $24.9 million incremental provision related to our ongoing litigation matters. We believe that established case law supports a strong ground to appeal the rendered judgment in the Texas matter, which is more fully described in our Quarterly Report on Form 10-Q  for the period ended June 30, 2023, and we expect a large portion, up to all, of the awarded damages to be covered by insurance. In accordance with U.S. GAAP, we have not recorded any benefit that may be realized upon appeal of this judgment nor any anticipated insurance recoveries, and such benefits or recoveries will be recorded in the period received or deemed realizable.

Our adjusted net loss was $(6.2) million, or $(2.50) per diluted share, which primarily adjusts for the litigation provision, net of tax, as noted above. For the quarter ended June 30, 2022,  our adjusted net loss was $(5.1) million, or $(2.09) per share.

Adjusted EBITDA was $(2.2) million for the quarter ended June 30, 2023, a decrease of $(0.3) million compared to the same period a year ago. This decrease is the result of lower revenues compared to the second quarter of 2022. Our Adjusted EBITDA for the six months ended June 30, 2023 was $2.6 million, an improvement of $2.3 million compared to the $0.3 million Adjusted EBITDA for the same period last year.

Cash flow from operating activities for the six months ended June 30,  2023 was a use of $1.0 million, a $4.2 million improvement compared to cash used for the comparable period in 2022. Cash flow used in investing activities of $1.0 million for 2023 compares to $0.3 million for 2022. For the six months ended June 30, 2023, free cash flow was a use of cash of $2.0 million compared to a use of cash of $5.5 million for the same period in 2022. The overall improvement in net cash flows was largely attributed to our operating results, net of the provision for litigation, and the change in our net working capital.

Liquidity and Capital Expenditures

As of June 30, 2023, NCS had $13.7 million in cash and $8.8 million in total debt, and the borrowing base under our undrawn asset-based revolving credit facility (“ABL Facility”) totaled $12.6 million. Our net working capital, defined as current assets excluding cash and cash equivalents, minus current liabilities excluding current maturities of long-term debt, was $55.7 million and $55.2 million as of June 30, 2023 and December 31, 2022, respectively.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $1.0 million and $0.3 million for the six months ended June 30, 2023 and 2022, respectively.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “Our performance in Canada was the highlight for NCS in the second quarter. Canadian revenues increased by 11% as compared to the second quarter of 2022, outperforming the increase in the average rig count during the same period of only 4%. This demonstrates the success of our efforts to penetrate customers that remain active throughout spring break-up and the impact of our continued efforts to achieve pricing that reflects the value that we bring to our customers.

Unfortunately, this was more than offset by challenges faced in the U.S., where revenues declined by 17% compared to the first quarter of 2023 and by 23% compared to the second quarter of 2022. The sequential revenue decline in the U.S. reflected the impact of falling industry drilling and completion activity and affected all NCS product lines, except for Repeat Precision, where revenues improved by 13% sequentially. International revenues of $1.7 million were a slight improvement from the first quarter of 2023, but lower than the second quarter of 2022. We made progress during the quarter to enable future revenue opportunities in the Middle East and added to our growing customer base in the North Sea.

Our total revenues of $25.4 million in the second quarter of 2023 was 8% below total revenues in the second quarter of 2022, though our total revenues through the first six months of 2023 of $68.9 million was 4% higher than the year-ago period.

Our second quarter gross margin percentage of 33% was in line with the second quarter of 2022, despite lower revenues, and increased to 39% for the first half of 2023 as compared to 36% for the first half of 2022. The favorable gross margin percentage primarily reflects initiatives to improve our pricing over the last two years.

We continuously assess opportunities to streamline our operations and improve profitability. We initiated efforts in June 2023 to consolidate certain operations and facilities for our tracer diagnostics product line and also consolidated Repeat Precision’s manufacturing footprint in Mexico into a single facility. We expect to start recognizing the full benefit of these consolidation efforts in the fourth quarter of 2023, with an expected annualized benefit of over $1.5 million on a consolidated basis.

On our previously disclosed legal matter in Texas, we are disappointed with the judgment rendered against us that awarded the plaintiffs damages of $42.5 million, inclusive of interest. While we have increased our legal provision to reflect the total judgment, less amounts previously paid by our insurance carrier to the plaintiff, we believe that we have a  strong ground to appeal this judgment, which we do not believe applies the proper measure of damages in Texas. We intend to appeal the judgment and believe we have strong arguments that may lead to a reversal of some or all the awarded damages. In addition, we continue to believe a large portion, up to all, of any remaining damages upon appeal will be covered by our insurance carrier.

Given the rapid decline in the U.S. rig count thus far in 2023 and potential impact on activity resulting from production curtailments related to wildfires in Canada which have impacted customer cash flows, we have reduced our expectations for customer activity for 2023. We currently expect 2023 annual average industry drilling and completion activity in the United States to be 5% -10% below 2022 levels and annual average drilling and completion activity in Canada to be up to 5% higher than in 2022. Despite the lower rig count in the United States, we expect sequential improvements in revenues for each of our Canadian, U.S., and international operations during the third quarter of 2023.

I am encouraged about the opportunities for NCS in 2023 and beyond as we deliver on our long-term strategies to build upon our leading market positions, capitalize on opportunities in international and offshore markets and as we bring new and innovative solutions to our customers around the world.

I want to express my gratitude to the team at NCS and at Repeat Precision – it is through the expertise, dedication and ingenuity of our outstanding people that we can deliver extraordinary outcomes to our customers, drive innovation in the industry and create value for our shareholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its second quarter 2023 results and updated guidance on Tuesday,  August 1, 2023 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea.  NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance and insurance coverage and appellate prospects for litigation matters. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; our inability to protect and maintain critical intellectual property assets; losses and liabilities from uninsured or underinsured business activities and litigation; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; our inability to achieve suitable price increases to offset the impacts of cost inflation; risks in attracting and retaining qualified employees and key personnel or related to labor cost inflation; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; uncertainties relating to the recent bank failures and Federal Deposit Insurance Corporation response; impact of severe weather conditions and the Canadian wildfires; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; the financial health of our customers including their ability to pay for products or services provided; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets including goodwill; our failure to establish and maintain effective internal control over financial reporting; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Michael Morrison

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues
Product sales	$17,433	$19,371	$48,863	$45,584
Services	7,958	8,093	20,082	20,992
Total revenues	25,391	27,464	68,945	66,576
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	11,994	13,399	30,827	31,156
Cost of services, exclusive of depreciation and amortization expense shown below	4,935	5,124	11,115	11,570
Total cost of sales, exclusive of depreciation and amortization expense shown below	16,929	18,523	41,942	42,726
Selling, general and administrative expenses	14,477	13,745	30,628	29,769
Depreciation	948	939	1,891	1,860
Amortization	167	167	334	334
Loss from operations	(7,130)	(5,910)	(5,850)	(8,113)
Other income (expense)
Interest expense, net	(211)	(407)	(420)	(590)
Provision for litigation	(24,886)	—	(42,400)	—
Other income, net	1,478	613	1,770	992
Foreign currency exchange gain (loss), net	23	(255)	78	1
Total other (expense) income	(23,596)	(49)	(40,972)	403
Loss before income tax	(30,726)	(5,959)	(46,822)	(7,710)
Income tax expense (benefit)	1,350	(481)	250	(503)
Net loss	(32,076)	(5,478)	(47,072)	(7,207)
Net income (loss) attributable to non-controlling interest	155	3	128	(191)
Net loss attributable to NCS Multistage Holdings, Inc.	$(32,231)	$(5,481)	$(47,200)	$(7,016)
Loss per common share
Basic loss per common share attributable to NCS Multistage Holdings, Inc.	$(13.02)	$(2.25)	$(19.16)	$(2.89)
Diluted loss per common share attributable to NCS Multistage Holdings, Inc.	$(13.02)	$(2.25)	$(19.16)	$(2.89)
Weighted average common shares outstanding
Basic	2,476	2,438	2,464	2,426
Diluted	2,476	2,438	2,464	2,426

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$13,746	$16,234
Accounts receivable—trade, net	22,169	27,846
Inventories, net	42,788	37,042
Prepaid expenses and other current assets	2,918	2,815
Other current receivables	3,682	3,726
Total current assets	85,303	87,663
Noncurrent assets
Property and equipment, net	24,106	23,316
Goodwill	15,222	15,222
Identifiable intangibles, net	4,741	5,076
Operating lease assets	5,552	4,515
Deposits and other assets	2,217	2,761
Deferred income taxes, net	334	46
Total noncurrent assets	52,172	50,936
Total assets	$137,475	$138,599
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$7,855	$7,549
Accrued expenses	4,423	4,391
Income taxes payable	314	468
Operating lease liabilities	1,578	1,274
Current maturities of long-term debt	2,350	1,489
Other current liabilities	1,670	2,522
Total current liabilities	18,190	17,693
Noncurrent liabilities
Long-term debt, less current maturities	6,404	6,437
Operating lease liabilities, long-term	4,571	3,680
Accrual for legal contingencies	42,400	—
Other long-term liabilities	1,258	1,328
Deferred income taxes, net	426	199
Total noncurrent liabilities	55,059	11,644
Total liabilities	73,249	29,337
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
June 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,476,298 shares issued and 2,438,877 shares outstanding at June 30, 2023 and 2,434,809 shares issued
and 2,408,474 shares outstanding at December 31, 2022	25	24
Additional paid-in capital	442,431	440,475
Accumulated other comprehensive loss	(85,274)	(85,617)
Retained deficit	(309,664)	(262,464)
Treasury stock, at cost, 37,421 shares at June 30, 2023 and 26,335 shares
at December 31, 2022	(1,653)	(1,389)
Total stockholders' equity	45,865	91,029
Non-controlling interest	18,361	18,233
Total equity	64,226	109,262
Total liabilities and stockholders' equity	$137,475	$138,599

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(47,072)	$(7,207)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,225	2,194
Amortization of deferred loan costs	102	128
Write-off of deferred loan costs	—	196
Share-based compensation	2,542	3,485
Provision for inventory obsolescence	245	1,294
Deferred income tax expense	57	59
Gain on sale of property and equipment	(333)	(222)
Provision for credit losses	58	(44)
Provision for litigation	42,400	—
Proceeds from note receivable	271	282
Changes in operating assets and liabilities:
Accounts receivable—trade	6,474	3,878
Inventories, net	(5,907)	(4,876)
Prepaid expenses and other assets	552	1,271
Accounts payable—trade	(196)	499
Accrued expenses	(4)	(2,767)
Other liabilities	(2,331)	(2,591)
Income taxes receivable/payable	(125)	(777)
Net cash used in operating activities	(1,042)	(5,198)
Cash flows from investing activities
Purchases of property and equipment	(1,151)	(420)
Purchase and development of software and technology	(167)	(56)
Proceeds from sales of property and equipment	340	175
Net cash used in investing activities	(978)	(301)
Cash flows from financing activities
Payments on finance leases	(743)	(712)
Line of credit borrowings	8,397	7,543
Payments of line of credit borrowings	(7,663)	(7,096)
Treasury shares withheld	(264)	(380)
Payment of deferred loan cost related to ABL facility	—	(880)
Net cash used in financing activities	(273)	(1,525)
Effect of exchange rate changes on cash and cash equivalents	(195)	(214)
Net change in cash and cash equivalents	(2,488)	(7,238)
Cash and cash equivalents beginning of period	16,234	22,168
Cash and cash equivalents end of period	$13,746	$14,930
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	$845	$864
Assets obtained in exchange for new operating lease liabilities	$1,789	$819

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
United States
Product sales	$6,942	$9,173	$15,002	$16,334
Services	2,440	2,960	5,699	4,877
Total United States	9,382	12,133	20,701	21,211
Canada
Product sales	9,970	9,655	32,531	28,707
Services	4,351	3,193	12,461	12,670
Total Canada	14,321	12,848	44,992	41,377
Other Countries
Product sales	521	543	1,330	543
Services	1,167	1,940	1,922	3,445
Total Other Countries	1,688	2,483	3,252	3,988
Total
Product sales	17,433	19,371	48,863	45,584
Services	7,958	8,093	20,082	20,992
Total revenues	$25,391	$27,464	$68,945	$66,576

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash (used in) provided by operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statements of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting these metrics enables investors to assess our performance from period to period using the same metrics utilized by management and to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net (loss) income, (loss) income from operations, cash (used in) provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net (loss) income, (loss) income from operations, cash (used in) provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	June 30,	December 31,
	2023	2022
Working capital	$67,113	$69,970
Cash and cash equivalents	(13,746)	(16,234)
Current maturities of long term debt	2,350	1,489
Net working capital	$55,717	$55,225

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET LOSS AND ADJUSTED LOSS PER DILUTED SHARE

___

	Three Months Ended				Six Months Ended
	June 30, 2023		June 30, 2022		June 30, 2023		June 30, 2022
	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net loss attributable to NCS Multistage Holdings, Inc.	$(32,231)	$(13.02)	$(5,481)	$(2.25)	$(47,200)	$(19.16)	$(7,016)	$(2.89)
Adjustments
Provision for litigation (a)	24,886	10.05	—	—	42,400	17.21	—	—
Foreign currency exchange (gain) loss (b)	(48)	(0.02)	232	0.09	(105)	(0.04)	(17)	(0.01)
Write-off of deferred loan costs (c)	—	—	196	0.08	—	—	196	0.08
Income tax impact from adjustments (d)	1,197	0.49	(32)	(0.01)	288	0.12	(15)	—
Adjusted net loss attributable to NCS Multistage Holdings, Inc.	$(6,196)	$(2.50)	$(5,085)	$(2.09)	$(4,617)	$(1.87)	$(6,852)	$(2.82)

__________________

(a)

Represents litigation provision associated with certain litigation matters. We intend to appeal the judgment awarded in Texas and believe we have strong arguments that may lead to a reversal of some or all the awarded damages. Even though we expect a large portion, up to all, of the awarded damages to be covered by insurance, other than amounts previously paid by the insurance carrier to the plaintiff, we have not recognized an asset or an offsetting benefit as of June  30, 2023. Any insurance proceeds will be recorded as an offset to this provision in the period received or deemed to be realizable.

(b)

Represents realized and unrealized foreign currency translation gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(c)	Represents deferred loan costs of $0.2 million expensed during the second quarter of 2022 associated with the prior credit facility replaced in May 2022.
(d)	Represents income tax impacts based on applicable effective tax rates. The 2022 amounts were changed from prior presentation to exclude the effect of valuation allowance adjustments.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net loss	$(32,076)	$(5,478)	$(47,072)	$(7,207)
Income tax expense (benefit)	1,350	(481)	250	(503)
Interest expense, net	211	407	420	590
Depreciation	948	939	1,891	1,860
Amortization	167	167	334	334
EBITDA	(29,400)	(4,446)	(44,177)	(4,926)
Provision for litigation (a)	24,886	—	42,400	—
Share-based compensation (b)	1,044	841	1,957	1,646
Professional fees (c)	577	1,078	1,661	3,145
Foreign currency exchange (gain) loss (d)	(23)	255	(78)	(1)
Severance and other termination benefits (e)	309	—	309	—
Other (f)	362	277	553	422
Adjusted EBITDA	$(2,245)	$(1,995)	$2,625	$286
Adjusted EBITDA Margin	(9)%	(7%)	4%	0%
Adjusted EBITDA Less Share-Based Compensation	$(3,289)	$(2,836)	$668	$(1,360)

___________________

(a)

Represents litigation provision associated with certain litigation matters.  We intend to appeal the judgment awarded in Texas and believe we have strong arguments that may lead to a reversal of some or all the awarded damages. Even though we expect a large portion, up to all, of the awarded damages to be covered by insurance, other than amounts previously paid by the insurance carrier to the plaintiff, we have not recognized an asset or an offsetting benefit as of June 30, 2023. Any insurance proceeds will be recorded as an offset to this provision in the period received or deemed to be realizable.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents non-capitalizable costs of professional services primarily incurred in connection with our legal proceedings.
(d)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(e)	Represents certain expenses associated with consolidations of our tracer diagnostics business operations and Repeat Precision’s manufacturing operations in Mexico.
(f)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Six Months Ended
	June 30,
	2023	2022
Net cash used in operating activities	$(1,042)	$(5,198)
Purchases of property and equipment	(1,151)	(420)
Purchase and development of software and technology	(167)	(56)
Proceeds from sales of property and equipment	340	175
Free cash flow	$(2,020)	$(5,499)
Distributions to non-controlling interest	—	—
Free cash flow less distributions to non-controlling interest	$(2,020)	$(5,499)